Exhibit 11 COMPUTATION OF LOSS PER SHARE (in thousands except per share amounts)

                                                                                       Three Months Ended       Nine Months Ended
                                                                                          September 30,           September 30,
                                                                                    ----------------------   ----------------------
                                                                                        1997        1996        1997         1996
                                                                                    ----------   ---------   ---------     --------
 Net loss attributable to common
   stockholders..............................................................       $  (1,815)   $  (2,606)   $ (6,239)    $(8,110)
                                                                                    =========    =========    ========     =======

Weighted average shares used to
   compute net loss per share

Weighted average number of shares outstanding:

Convertible Preferred Stock..................................................              -        1,991           -       4,918

Common Stock.................................................................         10,521        7,732      10,488       2,976

Number of common equivalents as a result of warrants
   granted using the treasury stock method in
   accordance with Staff Accounting Bulletin 83..............................              -            -           -          62

Number of common equivalents as a result of stock
   options granted using the treasury stock method
   in accordance with Staff Accounting Bulletin 83...........................              -            -           -         157
                                                                                    --------    ---------    --------     -------

Total........................................................................         10,521        9,723      10,488       8,113
                                                                                    ========    =========    ========     =======

Net loss per share attributable
   to common stockholders....................................................       $ (0.17)     $ (0.27)     $ (0.60)     $(1.00)
                                                                                    ========     =======      ========     ======
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The calculations for all periods shown include the shares and warrants of convertible preferred stock as if they had converted to common stock on their respective original dates of issuance, because such shares automatically converted to common stock upon the closing of the Initial Public Offering of the
Company's common stock.